UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 13, 2011

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 Ninth Avenue N., Seattle, Washington		98109
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Jones Soda Co. (the "Company") entered into an office building Sublease Agreement (the "Agreement") with 1000 Master Tenant LLC, a Washington limited liability company (the "Sublandlord") on June 13, 2011 (the "Execution Date"), to sublease approximately 9,500 square feet of office space at 1000 First Avenue South, Seattle, Washington 98134 (the "Premises") for use as the Company’s principal headquarters. The Agreement is subject and subordinate to that certain Master Lease Agreement by and between Sublandlord, as tenant, and 1000 1st Avenue South Limited Partnership, a Washington limited partnership, as landlord, dated October 24, 2008.

The term of the sublease shall commence on the date (the "Commencement Date") on which the Sublandlord delivers possession of the Premises to the Company, which is currently estimated to be 45 days from the Execution Date (the "Projected Commencement Date") and expires on midnight on the last day of the calendar month in which the fifth anniversary of the Commencement Date occurs (the "Term"), with an option to extend the Term of the Agreement for up to three additional five year terms, provided the Company is not in uncured default. The Company must provide at least 120 days' written notice of its intent to exercise an option to extend the Term, and the monthly base rent for the first year of each option term shall be adjusted to the fair market value as set forth in the Agreement.

During the first year of the Term, the Company will pay monthly base rent of $16,625 per month, with a rental abatement for the first five months. The monthly base rent will increase every year of the Term as set forth in the Agreement, with monthly base rent for the final year of the Term of approximately $18,200 per month. In addition, the Company shall pay Sublandlord its pro rata share of real property taxes, operating expenses and common area maintenance expenses.

The Company may terminate the Agreement if the Commencement Date is delayed beyond the first anniversary of the Projected Commencement Date. The Sublandlord may terminate the Agreement if there is an Event of Default (as defined in the Agreement), in which case the Company would remain liable to Sublandlord for damages in an amount equal to the rent and other sums that would have been owing by the Company under the Agreement for the balance of the Term (including any option term), less any net proceeds of any reletting of the Premises by Sublandlord subsequent to the termination.

Under the terms of the Agreement, a security deposit in the amount of $18,604 is required. In addition to the security deposit, the Company is required to deliver a Letter of Credit (the "LOC") issued by KeyBank National Association in an amount equivalent to 50% of the total Subtenant Improvement Allowance (as defined in the Agreement), or $182,875. The Sublandlord agrees to release the LOC requirement after year three of the Term, provided the Company has not been late in the payment of rent more than five times during such period. As a condition of and to secure the LOC, KeyBank National Association required us to place $182,875 in an interest bearing restricted reserve account, invested in a certificate of deposit.

The Agreement also contains customary provisions concerning indemnification, assignment and subletting, holding over and insurance.

The Company’s previous lease for its current principal headquarters in South Lake Union at 234 Ninth Avenue North, Seattle, Washington 98109 expires in August 2011 and the Company does not have an option to extend the lease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

June 17, 2011	By:	/s/ William R. Meissner

Name: William R. Meissner
Title: Chief Executive Officer